Exhibit 99 (A)(5)

BELK, INC.

Offer to Purchase for Cash by Belk, Inc.
Up to 250,000 Shares of Class A Common Stock and
Up to 750,000 Shares of Class B Common Stock
at a Purchase Price of $25.60 Per Share

April 24, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

Belk, Inc., a Delaware corporation (“Belk”), has made an offer to purchase for cash:

•	up to 250,000 shares of its Class A common stock, $0.01 par value per share, and

•	up to 750,000 shares of its Class B common stock, $0.01 par value per share (collectively the “Shares”),

at a purchase price of $25.60 per share (the “Purchase Price”), upon the terms and subject to the conditions set forth in its Offer to Purchase dated April 24, 2008 and in the related Letter of Transmittal (which together constitute the “Offer”). We enclose the materials listed below relating to the Offer.

All Shares validly tendered will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. See “Section 1. Number of Shares; Proration” of the Offer to Purchase.

If, prior to the Expiration Date, more than 250,000 shares of Class A common stock or 750,000 shares of Class B common stock (or such greater number of shares of Class A common stock or Class B common stock as Belk may elect to purchase) are validly tendered, Belk will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Owners (as defined in “Section 2. Tenders by Owners of Fewer than 100 Shares” of the Offer to Purchase) who validly tender all of their Shares and then on a pro rata basis, according to the number of Shares tendered by each stockholder, from all other stockholders whose Shares are validly tendered.

The Offer is not conditioned on any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions set forth in “Section 6. Certain Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated April 24, 2008;

2.	Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	Letter from Thomas M. Belk, Jr., Chairman and Chief Executive Officer, dated April 24, 2008;

4.	Letter of Transmittal for your use and for the information of your clients (together with Form W-9 and guidelines); and

5.	Notice of Guaranteed Delivery to be used to accept the Offer if Share certificates and all other required documents cannot be delivered to Belk by the Expiration Date.

We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights will expire at 12:00 midnight, E.D.T., on Wednesday, May 21, 2008, unless the Offer is extended.

No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. However, Belk will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to Belk with certificate(s) representing the tendered Shares according to the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in “Section 3. Procedure for Tendering Shares” of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates, if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by Belk within five business days after timely receipt by Belk of a properly completed and duly executed Notice of Guaranteed Delivery.

Any inquiries you may have with respect to the Offer should be addressed to Ralph A. Pitts at Belk at the address listed in the Offer to Purchase.

Additional copies of the enclosed material may be obtained from Belk.

Very truly yours,

BELK, INC.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF BELK OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF BELK IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, E.D.T., ON MAY 21, 2008,
UNLESS THE OFFER IS EXTENDED.

2